EXHIBIT 4.6

PURCHASE AND SALE AGREEMENT

        This PURCHASE AND SALE AGREEMENT (the “AGREEMENT”) is made and entered into as of the ___ day of June, 2003, by, between and among: (1) CP RESOURCES, LLC, a Colorado Limited Liability Company (“CPR” and “Seller”), whose address is 1625 Broadway, Suite 330, Denver, Colorado 80202; and (2) WARREN RESOURCES, INC., a Delaware Corporation (“WRI” and “Buyer”), whose address is 489 Fifth Avenue, 32nd Floor, New York, New York 10017.

RECITALS

        WHEREAS, CPR owns, either of record or beneficially, certain interests in various oil and gas properties located in Sweetwater County, Wyoming known as the East Salt Wells Creek Coalbed Methane Project, which it desires to sell pursuant to the terms and conditions of this AGREEMENT.

        WHEREAS, and pursuant to that certain Letter of Intent and Preliminary Agreement dated and executed by the Parties on and as of May 6, 2003, CPR has agreed to sell, convey, transfer, assign and deliver the Assets (as defined below) and the Project (as defined below) to WRI, and WRI has agreed to purchase and accept, as hereinafter provided, the same from CPR; all subject to the terms, conditions, limitations and provisions hereinafter set forth.

        NOW, THEREFORE, for and in consideration of the mutual covenants, agreements and undertakings contained herein, and upon the terms, conditions and provisions set forth below, the Parties agree as follows:

ARTICLE I

“DEFINITIONS”

        Section 1.1 – Defined Terms. For purposes of this AGREEMENT, the following defined terms shall have the meanings set forth below:

A.	“Adjusted Purchase Price” means the Purchase Price after calculating and applying the adjustments set forth in elsewhere herein.

B.	“AFE” means Authority for Expenditure.

C.	“Affiliates” means any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

D.	“AGREEMENT” means this PURCHASE AND SALE AGREEMENT.

E.	“Assets” means, subject to the terms and conditions of this AGREEMENT, the undivided interests more particularly described herein in and to the Assignor’s right, title and interest in the Project known as the East Salt Wells Creek Coal Bed Methane Project, including, but not limited to:

(1)	All right, title and interest of Assignor in and to all of the oil and gas leases; oil, gas and mineral leases; subleases and other leaseholds; carried interests; farmout rights; options; and other lands, properties and interests described on EXHIBIT “A”, subject to such depth limitations and other restrictions as may be set forth on EXHIBIT “A”, together with each and every kind and character of right, title, claim, and interest that Assignor has in and to the leases or lands pooled, unitized, communitized or consolidated therewith;

(2)	All right, title and interest of Assignor in and to active oil, gas, water or injection wells located on the lands, whether producing, shut-in, or temporarily abandoned, including the interests in the wells shown on EXHIBIT “A” attached hereto;

(3)	All leasehold interest of Assignor in or to any areas that have been formally pooled, unitized, communitized or consolidated and approved by the applicable Governmental Body with any lands or all or a part of any leases or any wells, including those pools or units shown on EXHIBIT “A” attached hereto, including all leasehold interest of Assignor in production from any such units, whether such unit production comes from wells located on or off of a lease, and all tenements, hereditaments and appurtenances belonging to the leases and units;

(4)	All of Assignor’s interest in, to and under or derived from all contracts, agreements and instruments by which the Assets are bound, or that relate to or are otherwise applicable to the Assets, to the extent applicable to the Assets rather than Assignor’s other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, participation agreements, exchange agreements, compressor rental agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Assets or the production of oil and gas and other minerals and products produced in association therewith, but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to the terms hereof;

(5)	All right, title and interest of Assignor in or to all easements, permits, water disposal agreements and permits, agreements with surface owners, surface use agreements, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with the Assets, excluding any permits and other appurtenances to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to the terms hereof;

(6)	All right, title and interest of Assignor in all equipment, machinery, fixtures and other tangible personal property and improvements located on the Assets or used or held for use primarily in connection with the operation of the Assets including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, field compressors, compressor PODs, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities;

(7)	All right, title, and interest of Assignor in and to all oil, gas, condensate, and other minerals produced from or attributable to the above-described leases, lands, and wells from and after the Effective Date and all oil, gas, condensate and imbalances with co-owners and/or pipelines and all make-up rights with respect to take-or-pay payments;

(8)	All right, title, and interest of Assignor in and to all lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, proprietary geologic and geophysical data which Assignor has a right to license (excluding interpretations thereof), and if the Assignor does not have the right to license such data, then the Assignor will grant Assignee access to such data in order to review the same; non-confidential logs; maps; engineering data and reports; reserve studies, evaluations and files and all other books, records, data, files, maps and accounting records related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to the terms hereof, (ii) computer software (iii) work product of Assignor’s legal counsel (other than title opinions) and (iv) records relating to the negotiation and consummation of the sale of the Assets; provided, however, that Assignor may retain the originals of such files and other records as Assignor has determined may be required for litigation, Tax, accounting, and auditing purposes and provide Assignee with copies thereof; and

(9)	The right to drill and develop the Project pursuant to the terms of two Farmout Agreements covering the same (being the Stone FOA and the True FOA, both defined below); and, upon compliance with such Farmout Agreements, the right to earn 100% of the working interest in oil and gas leases covering approximately 14,640.64 net acres of land owned by the farmors named in such agreements (all of which Assets are described in EXHIBIT “A”attached hereto and incorporated for all purposes by this specific reference).

F.	“Assignee” means WARREN RESOURCES, INC., a Delaware Corporation.

G.	“Assignor” means CP RESOURCES, LLC, a Colorado Limited Liability Company.

H.	“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

I.	“BLM” means Bureau of land Management.

J.	“Buyer” means WARREN RESOURCES, INC., a Delaware Corporation.

K.	“Cash Consideration” means the amount of the Purchase Price to be paid in cash at Closing.

L.	“Carried Credits” means the amount of the Purchase Price to be paid by WRI on CPR’s behalf for the drilling and completion of wells drilled on the Assets.

M.	“Closing” means the actions to be carried out on the Closing Date as provided herein.

N.	“Closing Date” means the date and time set for Closing as provided herein.

O.	“Cure Period” means the thirty (30) day period after Closing within which CPR may, but is not obligated to, cure any known title defects.

P.	“Defensible Title” means clear, merchantable and marketable title and, except for and subject to the Permitted Encumbrances (as defined herein), such title to the Assets as is deducible from the records in the county clerk and recorder’s office where the records are located and the records of the applicable BLM, or state land office, as appropriate, and: (i) entitles Assignor to receive not less than the “Net Revenue Interest” set forth in EXHIBIT “B” for each interest at all times for the life of the particular interest; (ii) obligates Assignor to bear costs and expenses relating to the maintenance, development, operation and production of hydrocarbons from the interest in an amount not greater than the “Working Interest” set forth in EXHIBIT “B” for the life of the particular interest; and (iii) is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges and other reasonable defects; subject to certain changes in the Working Interest and Net Revenue

Interest that may occur depending on the status of payout. The Before Payout interest and After Payout interest are set forth on EXHIBIT “B”.

Q.	“Effective Date” means June 1, 2003 at 12:01 a.m., Mountain Daylight Savings Time.

R.	“Governmental Authorization” means all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor.

S.	“Governmental Body” means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

T.	“Laws” means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

U.	“Letter of Intent” means that certain Letter of Intent and Preliminary Agreement dated and executed by the Parties on and as of May 6, 2003.

V.	“Material Adverse Effect” means any adverse effect on the ownership, operation or value of the Assets, as currently operated, which: (a) is material to the ownership, operation or value of the Assets, taken as a whole, for purposes of determining whether the conditions to Closing have been satisfied; or (b) exceeds $10,000.00 in value for all other purposes under this AGREEMENT, provided, however, that “Material Adverse Effect” shall not include general changes in industry or economic conditions or changes in laws or in regulatory policies.

W.	“Net Revenue Interest” means all of the working interests less all royalties, overriding royalties, non-participating royalties, net profits interest or similar burdens on or measured by production of oil and gas.

X.	“Party” and “Parties” mean CPR and WRI, individually and collectively.

Y.	“Permitted Encumbrances” means any or all of the following:

1.	Lessors’ royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, impair Assignor’s rights to receive proceeds of production from the affected Assets, reduce Assignor’s Net Revenue Interests below that shown in EXHIBIT “B” or increase Assignor’s Working Interest above that shown in EXHIBIT “B” without a corresponding increase in the Net Revenue Interest;

2.	All leases, unit agreements, pooling agreements, operating agreements, and division orders applicable to the Assets, to the extent that they do not, individually or in the aggregate, reduce Assignor’s Net Revenue Interests below that shown in EXHIBIT “B” or increase Assignor’s Working Interest above that shown in EXHIBIT “B” without a corresponding increase in the Net Revenue Interest;

3.	Preferential rights to purchase the Assets with respect to which waivers are obtained by Assignor from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired;

4.	Third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained by Assignor from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

5.	Liens for current taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

6.	Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law), or if delinquent, being contested in good faith by appropriate actions;

7.	All rights to consents by, required notices to, filings with, or other actions by any Governmental Body in connection with the sale or conveyance of oil and gas leases or interests therein if they are not required prior to the sale or conveyance;

8.	Easements, rights-of-way, servitudes, permits, surface leases and other rights regarding surface operations to the extent they do not, individually or in the aggregate, impair Assignor’s right to receive proceeds of production from the affected Assets, reduce Assignor’s Net Revenue Interests below that shown in EXHIBIT “B” or increase Assignor’s Working Interest above that shown in EXHIBIT “B” without a corresponding increase in the Net Revenue Interest; and

9.	Validity of federal leases or beneficial interests in federal lease or non-issuance of federal leases covering lands on which a party has been successful bidder at a federal lease sale due to BLM’s failure to comply with National Environmental Policy Act requirements prior to offering same for sale.

Z.	“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

AA.	“Project” means the East Salt Wells Creek Coalbed Methane Project, including the Assets, the Stone FOA and the True FOA.

BB.	“Purchase Price” has the meaning more particularly set forth in ARTICLE III hereof.

CC.	“Seller” means CP RESOURCES, LLC, a Colorado Limited Liability Company.

DD.	“Stone FOA” means that certain Farmout Agreement dated October 29, 2001, between Stone Energy, L.L.C., as Farmor, and O’Neal Resources Corporation, as Farmee (the predecessor in interest to CPR), pursuant to which CPR has the right to earn 100% of the working interest “before payout” and an undivided 70% of 100% working interest “after payout” in oil and gas leases covering approximately 4,799.28 net acres of land, more or less in the Project, subject to depth limitations more particularly described therein; a photocopy of which is attached hereto as EXHIBIT “C” and incorporated herein for all purposes by this specific reference.

EE.	“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

FF.	“Title Arbitrator” means a title attorney with at least 10 years’ experience in oil and gas titles in the State of Wyoming as selected by mutual agreement of CPR and WRI within fifteen (15) days after the end of the Cure Period and absent such agreement, by the Houston office of the American Arbitration Association.

GG.	“Title Claim Date” means the date three Business Days prior to the date of Closing by which all claims for title defects are due to be reported.

HH.	“Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), encroachment, irregularity, defect in, other matter (including without limitation a discrepancy in Net Revenue Interest or Working Interest) or objection to Assignor’s title to the Assets (expressly excluding Permitted Encumbrances), that alone or in combination with other Title Defects renders Assignor’s title to the Assets less than Defensible Title.

II.	“Title Defect Amount” has the meaning more particularly set forth in ARTICLE VI hereof.

JJ.	“Title Defect Notice” means a written claim for a Title Defect.

KK.	“Title Defect Property” means all or that portion of the Assets affected by a Title Defect Notice.

LL.	“True FOA” means that certain Farmout Agreement dated November 8, 2002, between True Oil Company, et. al., as Farmors, and O’Neal Resources Corporation, et. al., as Farmees (the predecessors in interest to CPR), pursuant to which CPR has the right to earn 100% of the working interest in oil and gas leases covering approximately 9,841.36 net acres of land, more or less, in the Project, subject to depth limitations more particularly described therein; a photocopy of which is attached hereto as EXHIBIT “D” and incorporated herein for all purposes by this specific reference. This asset shall be subject to and conditioned on the True FOA being amended to delete all references contained therein to the term “payout”, and to provide that the net revenue interest to be acquired thereunder shall be no less than 80% of 8/8ths of all production obtained from the lands and leases covered thereby; however, both parties agree to use their best efforts to increase the net revenue interest to an amount greater than 80%;

MM.	“Wells” means the True Federal No. 31-1 Well located on lands covered by the True FOA which CPR has drilled, but not completed or equipped, and the State No. 1-36 Well located on lands covered by the Stone FOA, which CPR has drilled, but not completed or equipped.

        Section 1.2 – Construction.   Whenever the context requires, the gender of all words used in this AGREEMENT includes the masculine, feminine and neuter. All references to Articles and Sections refer to articles and sections of this AGREEMENT; and all references to Exhibits, if any, are Exhibits attached hereto, if any, each of which is made a part hereof for all purposes.

ARTICLE II

“CONDITION OF ASSETS AND DUE DILIGENCE”

        The Parties agree that, prior to Closing, the Assignee will be afforded adequate opportunity to inspect the Assets during normal and regular business hours, including all books, records, instruments, agreements and materials related thereto. By accepting the Assets from the Assignor, the Assignee hereby acknowledges that it has or will have inspected and examined the Assets and is or will be fully acquainted with the condition thereof. The Assignee specifically acknowledges and agrees that it has had the opportunity to ask questions of and receive answers from the Assignor regarding the Assets by the Assignor, and the Assignee is fully acquainted with the same. Subject to the provisions of this AGREEMENT, the Assignee accepts the Assets “as is”, “where is”, “with all faults” and in their present condition; and

acknowledges that, except for the express representations and warranties of the Assignor in this AGREEMENT, the Assignor has made no warranties, representations and covenants of any kind or type, either express or implied, with respect to the operating or useful condition thereof or the fitness for a particular purpose thereof in connection with the Assets.

ARTICLE III

“PURCHASE PRICE AND PAYMENT TERMS”

         Section 3.1 — Purchase Price and Payment Terms. At Closing, and subject to the terms and conditions of this AGREEMENT, Assignor agrees to and shall transfer, convey and assign the undivided interests in the Assets described below to Assignee and Assignee agrees to accept the same. As consideration and payment for the transfer and conveyance of the undivided interests in the Assets described below, WRI agrees to and shall pay to CPR $1,125,000.00 (the “Purchase Price”) for: (i) an undivided 80% of 100% working interest in the True FOA, including all Assets associated therewith and covered thereby, and (ii) an undivided 80% of 100% working interest “before payout” and an undivided 80% of 70% of 100% working interest “after payout” in the Stone FOA, including all Assets associated therewith and covered thereby. The Purchase Price shall be paid at Closing as follows:

        A.        The Parties specifically acknowledge and agree that a refundable earnest money deposit in the amount of $62,500.00 was paid by WRI to CPR at the time the Letter of Intent was executed by the Parties; and said sum shall be credited against and reduce the cash portion of the Purchase Price payable at Closing from $625,000.00 down to $562,500.00.

B. $562,500.00 of the Purchase Price will be paid by WRI to CPR at the Closing in immediately verifiable funds, such as a cashier’s check or wire transfer.

        C.        The remaining $500,000 of the Purchase Price represents Carried Credits that shall be paid by WRI on behalf of CPR to cover CPR’s retained 20% share of the drilling and completion costs through the wellhead on future wells to be drilled by WRI on the Assets. Such Carried Credits shall not cover or include any portion of CPR’s 20% share of the surface facilities equipment or installation costs beyond the wellhead of any wells that may be drilled in the future; including, but not limited to: gathering lines, compression, sales meters, sales lines, transportation lines, flow lines to injection wells, buildings, electricity or any other surface infrastructure that must be installed beyond the wellhead in order to make such wells productive. At such time as WRI has paid a total of $500,000.00 of Carried Credits on behalf of CPR, then WRI’s monetary obligations shall cease.

        Of the $625,000.00 cash portion of the Purchase Price paid pursuant to Paragraphs A and B above, $25,000.00 will be allocated to land costs and

$600,000.00 will be allocated to an undivided 80% of 100% working interest in the two existing Wells.

        Section 3.2 – Adjustments to Purchase Price.   The Purchase Price for the Assets shall be adjusted in accordance with the provisions set forth below. All adjustments shall be determined in accordance with generally accepted accounting principles and COPAS standards, and shall be applied to the cash portion of the Purchase Price first and then to the Carried Credits. The Purchase Price shall be:

        A.        Reduced by the aggregate amount of the following proceeds received by CPR between the Effective Date and the Closing Date (with the period between the Effective Date and the Closing Date referred to as the “Adjustment Period”): (i) eighty percent (80%) of the proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise Taxes not reimbursed to CPR by the purchaser of production) produced from or attributable to the Properties during the Adjustment Period, and (ii) eighty percent (80%) of any other proceeds earned with respect to the Assets during the Adjustment Period;

B. Reduced by the Title Defect Amount as a result of Title Defects for which the Title Defect Amount has been determined prior to Closing;

C. Reduced by a mutually agreed upon Title Defect Amount in the event the True FOA cannot be amended, as provided for in ARTICLE IV.

ARTICLE IV

"ADDITIONAL TERMS, CONDITIONS AND PROVISIONS"

        Section 4.1 – General Terms.   CPR represents that both of the Farmout Agreements have been perpetuated to a current date and are currently in full force and effect. In addition, the Farmout Agreements and CPR’s title to the Assets are subject to the following provisions:

        A.        CPR (including any other working interest owners or related parties) is obligated to convey clear, merchantable and marketable title, with special warranty covenants, to WRI of the above-described undivided working interests in the Project, owned by CPR as of the date of closing or as may be earned thereafter under the True FOA and Stone FOA, without reservation of any overriding royalty interest or other lease burden. At the Closing, CPR shall immediately transfer and assign to WRI: (a) an undivided 80% of 100% working interest in all oil and gas leases covering the lands comprising the spacing units for the two wells previously drilled on the Project by CPR; (b) an undivided 80% of 100% working interest in all oil and gas leases previously earned and then owned by CPR; (c) an undivided 80% of 100% working interest in the True FOA; and (d) an undivided 80% of 100% working interest “before payout” and an undivided 80% of 70% of 100% working interest “after payout” in the Stone FOA.

        B.        This AGREEMENT is subject to and conditioned on the True FOA being: (i) extended, transferred and assigned by CPR and all other Farmees named therein to and in favor of WRI; and (ii) amended to delete all references contained therein to the term “payout”, and to provide that the net revenue interest to be acquired thereunder shall be no less than 80% of 8/8ths of all production obtained from the lands and leases covered thereby; however, the Parties agree to use their best efforts to increase the net revenue interest to an amount greater than 80%.

        C.        This AGREEMENT is subject to and conditioned on the Stone FOA being: (i) extended, transferred and assigned by CPR and all other Farmees named therein to and in favor of WRI; and (ii) amended to allow unitization of the lands covered thereby, and in such other respects as may be mutually agreed upon by WRI and CPR.

        Section 4.2 – Operating Agreements.   The Parties agree to and shall enter into model form and/or unit operating agreements containing clauses substantially similar to the following provisions:

        A.        Such agreements shall provide that WRI has a right of first refusal and/or preferential right to purchase CPR’s remaining 20% working interest in the Assets in the event CPR is desirous of selling the same to a third party or in the event CPR receives an offer to purchase the same from a third party.

        B.        Subject to reasonable non-consent and forfeiture penalties contained in any applicable operating agreement covering all or any portion of the Assets, this AGREEMENT provides, and such operating agreements shall provide, that WRI has the following-described options to purchase CPR’s remaining 20% working interest in the Assets:

         1.         Until WRI has paid the full amount of the Carried Credits described herein, WRI shall not have an option to purchase CPR’s 20% retained working interest in the Assets, and CPR shall not sell, offer to sell or accept any offer to sell its 20% retained working interest in the Assets to or from any third party.

        2.        If, at any time during a period of 3 years after WRI has paid in full the $500,000.00 of Carried Credits described herein CPR is unable to pay its 20% share of costs, then WRI shall have the option to purchase CPR’s 20% retained working interest for the sum of: (i) the amount of CPR’s 20% share of costs actually paid by CPR prior to the date of WRI’s exercise of the above-described option, less CPR’s 20% share of the net revenues and proceeds of production, if any, received by or payable to CPR prior to the date of WRI’s exercise of the above-described option; and (ii) 105% of the Purchase Price, proportionately reduced to CPR’s 20% working interest. In the event CPR’s 20% share of revenues and proceeds exceeds its 20% share of the costs, then WRI shall not be obligated to reimburse or pay any of CPR’s costs described in clause (i) above.

        Section 4.3 – Operations.   This AGREEMENT and any model form and/or unit operating agreement shall provide for or contain the following provisions:

        A.        CPR agrees to and shall resign as the operator of any and all oil and gas leases covering the Project, including the Wells located thereon. WRI will become the operator of the Project, as well as any unit agreements covering all or any portion of the Assets. As the operator, WRI shall have the right to propose the formation (or expansion) of federal units (divided or undivided) covering all or any portion of the Project, and shall become the designated unit operator under such unit agreements, including companion unit operating agreements, as well as any other model form operating agreements covering all or any portion of the Project that is not covered by a unit agreement.

        B.        All operations to be conducted on the Project after Closing and until the formation of any federal units shall be conducted pursuant to a model form operating agreement which designates WRI, or one of its wholly-owned operating affiliates, as operator.

ARTICLE V

“EFFECTIVE DATE; PRORATION OF COSTS AND REVENUES”

        Section 5.1 — Effective Date.   The effective date of this AGREEMENT shall be June 1, 2003, at 12:01 a.m., Mountain Daylight Savings Time, for all purposes, including the apportionment of revenues, expenses and production (hereinafter referred to as the “Effective Date”).

         Section 5.2 — Proration of Costs And Revenues.   Assignee shall be entitled to 80% of all production from or attributable to the Assets at and after the Effective Date (and all products and proceeds attributable thereto), and 80% of all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs (as hereinafter defined) incurred at and after the Effective Date. Assignor shall be entitled to all production from or attributable the Assets prior to the Effective Date (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Date. “Earned” and “incurred”, as used in this Section 5.2, shall be interpreted in accordance with generally accepted accounting principles and the Council of Petroleum Accountants Society (COPAS) standards. “Property Costs”, as used in this Section 5.2, means all operating expenses (including without limitation costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business; and, where applicable, in accordance with the relevant operating or unit agreement, if any, all overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, except as otherwise specifically provided herein with respect to liabilities, losses, costs and expenses attributable to: (i) claims, investigations, administrative proceedings or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits, (iii) obligations to remediate any contamination of groundwater, surface water, soil or equipment under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations, and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense. For purposes of allocating production (and accounts receivable with respect thereto) under this Section 5.2: (i) liquid hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the pipeline connecting into the storage facilities into which they are run, and (ii) gaseous hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters on the pipelines through which they are transported. Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and after, respectively, the Effective Date, except that production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Date. In each case, Assignee shall be responsible for the portion allocated to the period at and after the Effective Date, limited to its proportionate share thereof, and Assignor shall be responsible for the portion allocated to the period before the Effective Date.

ARTICLE VI

“TITLE MATTERS”

        Section 6.1 — Assignor’s Title.

        A.        Assignor represents and warrants to Assignee that Assignor owns and can convey to Assignee Defensible Title to the interests in the Assets shown on EXHIBIT “B” as of the Effective Date without reservation of any overriding royalty interest or other lease burden.

        B.        Assignor (including any other working interest owners or related parties) is obligated to convey clear, merchantable and marketable title, with special warranty covenants as described below, to WRI of CPR’s undivided working interests in the Assets that are owned by CPR as of the date of closing or as may be earned thereafter under the True FOA and Stone FOA, without reservation of any overriding royalty interest or other lease burden.

        C.        The conveyance to be delivered by CPR, as Assignor, to WRI, as the Assignee, shall be substantially similar to the form of EXHIBIT “E” attached hereto and incorporated herein for all purposes by this specific reference and shall contain a special warranty of title by, through and under Assignor to the Assets, subject to the Permitted Encumbrances. Such conveyance shall also transfer to Assignee all rights or actions on title warranties given or made by Assignor’s predecessors to the extent Assignor may legally transfer such rights.

         Section 6.2 — Title Notice and Defect Remedies.

        A.        In order for Assignee to assert a claim arising out of a breach of ARTICLE VI, Assignee must deliver a Title Defect Notice on or before the Title Claim Date, except as otherwise provided under Sections 6.3 or 6.4. Each Title Defect Notice shall be in writing and shall include: (i) a description of the alleged Title Defect(s); (ii) a description of the Title Defect Property and/or the interest affected by the Title Defect; and (iii) supporting documents reasonably necessary for Assignor (as well as any title attorney or examiner hired by Assignor) to verify the existence of the alleged Title Defect(s).

        B.        Assignor shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time during the Cure Period, any Title Defects of which it has been advised by Assignee unless the Parties otherwise extend such period by mutual written agreement.

C. Remedies for Title Defects.

        (i)                In the event that any Title Defect with respect to the Assets is not waived by WRI or cured on or before expiration of the Cure Period, CPR shall reduce the Purchase Price by an amount agreed upon the Title Defect Amount pursuant to Section 6.3D by CPR and WRI as being the value of such Title Defect, taking into consideration the value and portion of the Asset subject to the Title Defect, and the legal effect of such Title Defect on the Asset affected thereby.

        (ii)                In the event any Title Defect with respect to the Assets is not waived by WRI or cured on or before expiration of the Cure Period, CPR shall retain the Property that is subject to such Title Defect and substitute therefor other properties of like value agreed upon by CPR and WRI (which agreement CPR and WRI shall use good faith efforts to reach).

D. The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i) If CPR and WRI mutually agree on the Title Defect Amount (which they both shall be obligated to attempt to do in good faith), then that amount shall be the Title Defect Amount.

        (ii)        If the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property.

(iii) If the Title Defect represents a discrepancy between: (A) the Net Revenue Interest for any Title Defect Property, and (B) the Net

Revenue Interest or percentage stated on EXHIBIT “B”, then the Title Defect Amount shall be the product of the value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest or percentage ownership decrease and the denominator of which is the Net Revenue Interest or percentage ownership stated on EXHIBIT “B”.

        (iv)        If the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, then the Title Defect Amount shall be determined by taking into account the value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by WRI and CPR and such other factors as are necessary to make a proper evaluation.

        E.              CPR and WRI shall be mutually obligated to attempt to agree on all Title Defect Amounts prior to expiration of the Cure Period. If CPR and WRI are unable to agree prior to expiration of the Cure Period, then the Title Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 6.2E. The arbitration proceeding shall be held at a mutually agreeable geographical location, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon the Parties, without any right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 6.2D and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers, accountants, attorneys and land personnel. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. WRI and CPR shall each bear its own legal fees and other costs of presenting its case and each Party shall bear one-half of the costs and expenses of the Title Arbitrator.

        Section 6.3 — Consents to Assignment and Preferential Rights to Purchase. Assignor shall promptly prepare and send: (i) notices to the holders of any required consents to assignment of all or any portion of the Assets requesting such consents and (ii) notices to the holders of any applicable preferential rights to purchase all or any portion of the Assets requesting waivers of such preferential rights to purchase. The consideration payable under this AGREEMENT for any particular Assets for purposes of preferential purchase right notices for such Assets shall be agreed to by Assignor and Assignee prior to sending such notices. Assignor shall use commercially reasonable efforts to cause such consents and waivers of preferential .

rights to purchase (or the exercise thereof) to be obtained and delivered prior to Closing

        A.        Assignor shall notify Assignee at least three (3) Business Days prior to Closing of all required third-party consents to the assignment of the Assets to Assignee which have not been obtained and the specific Assets to which they pertain. In no event shall there be included in the conveyances at Closing any Assets subject to a consent requirement that provides that transfer of the Assets without consent will result in a termination or other material impairment of any rights in relation to such Assets. In cases where the Assets subject to such a requirement is a contract and Assignee is assigning the Assets to which the contract relates, but the contract is not transferred to Assignee due to the unwaived consent requirement, then the Assignor shall continue after Closing to use commercially reasonable efforts to obtain such consent so that such contract can be transferred to Assignee upon receipt of such consent. In cases where a third-party consent to the sale and transfer of the Assets is not obtained prior to expiration of the Cure Period, Assignee may elect to treat the unsatisfied consent requirement as a Title Defect by giving Assignor notice thereof in accordance with Section 6.2, except that such notice must be given at least one (1) Business Day prior to expiration of the Cure Period. If an unsatisfied consent requirement with respect to which an adjustment is made under Section 6.2 is satisfied, then Assignor shall be paid the amount of the previous reduction and the provisions of this Section shall no longer apply.

        B.        If any preferential rights to purchase any Assets are exercised prior to expiration of the Cure Period, those Assets transferred to a third party as a result of the exercise of such preferential rights shall be treated as a Title Defect resulting in the complete loss of title and the Purchase Price shall be reduced under Section 6.3D by the value for such Property. Assignor shall retain the consideration paid by the third party.

        Section 6.4 — Casualty or Condemnation Loss. If, after the date of this AGREEMENT but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty, or is taken in condemnation or under right of eminent domain, Assignor shall immediately notify Assignee. Assignee shall have the option to either proceed with closing or treat the loss as a Title Defect and proceed in accordance with Section 6.2. If Assignee elects to proceed with Closing, Assignor shall, at Closing, pay to Assignee all sums paid to Assignor by third parties by reason of such casualty or taking and shall assign, transfer and convey to Assignee all of Assignor’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Assignor’s directors, officers, employees and agents) arising out of the casualty or taking.

ARTICLE VII

“INDEMNIFICATION/LIABILITIES”

        Section 7.1 – Assignee’s Obligations. Unless otherwise provided for herein, the Assignee agrees that the Assignor shall not be responsible for Assignee’s share of any debts, obligations or liabilities of any kind or type incurred by the Assignee in connection with the ownership and operation of the Assets from and after the Effective Date (collectively the “Assignee’s Liabilities”), including, without limitation: (1) claims for injury to a person or property; (2) any federal, state or local income or other tax payable with respect to the Assets, including any sales or other transfer taxes resulting from the consummation of this transaction, which will be the responsibility of the Assignee; (3) liabilities or obligations arising after the Closing Date or as a result of the Closing to any employees, agents or independent contractors of the Assignee; and (4) any and all other obligations of the Assignee, including those assumed by the Assignee in this AGREEMENT. In the event any claim is made by any person against the Assignor relating to the Assignee’s percentage ownership or operation of the Assets for periods from and after the Effective Date, or regarding any of the Assignee’s Liabilities, then the Assignee shall defend the Assignor against that claim and hold the Assignor harmless from any and all loss, liability and expense reasonably incurred in connection therewith, including attorneys’ fees.

        Section 7.2 – Assignor’s Obligations. Unless otherwise provided for herein, the Assignor agrees that the Assignee shall not be responsible for any debts, obligations or liabilities incurred by the Assignor in connection with the ownership and operation of the Assets prior to the Effective Date or for Assignor’s share of the same after the Effective Date (collectively the “Retained Liabilities”), including, without limitation: (1) claims for injury to a person or property; (2) any Taxes payable with respect to the Assets, save and except any sales or other transfer taxes resulting from the consummation of this transaction, which will be the responsibility of the Assignee; (3) liabilities or obligations arising prior to the Effective Date or as a result of the Closing to any employees, agents or independent contractors of the Assignor; and (4) any and all other obligations of the Assignor that are not expressly assumed by the Assignee in this AGREEMENT. In the event any claim is made by any person against the Assignee as a result of or arising out of the Assignor’s ownership or operation of the Assets prior to the Effective Date, or regarding any of the Retained Liabilities, then the Assignor shall defend the Assignee against that claim and hold the Assignee harmless from any and all loss, liability and expense reasonably incurred in connection therewith, including attorneys’ fees. The indemnities of the Parties under this ARTICLE VII shall survive the Closing without time limitation.

ARTICLE VIII

“ENVIRONMENTAL MATTERS, ASSUMPTIONS AND INDEMNITIES”

      Section 8.1 — Disposal, Well Plugging, Lease Abandonment and Indemnity

    A.        Assignor will remain liable for the assessment, remediation, removal, transportation, and disposal of wastes, asbestos, hazardous substances and naturally occurring radioactive material (“NORM”) from the Assets in existence prior to the Closing Date. As of the Closing Date, Assignor and Assignee will be liable commensurate with the interests owned by Assignor and Assignee in the Assets for the assessment, remediation, removal, transportation, and disposal of wastes, asbestos, hazardous substances and NORM from the Assets and associated activities occurring after the Closing Date.

    B.        Subject to Section 8.2 below, as of the Closing Date, Assignee shall assume liability for and agrees to comply with all laws and governmental regulations with respect to abandonment of wells and/or abandonment of the Assets limited to the interests conveyed at Closing including, where applicable, the plugging of wells, the compliance with laws or rules regarding inactive or unplugged wells, including bonding requirements, and restoration as specified in the leases.

    C.        EXCEPT AS OTHERWISE PROVIDED IN SECTION 8.2 BELOW, THE PARTIES AGREE TO RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD EACH OTHER, THEIR PARENT CORPORATIONS, SUBSIDIARIES AND AFFILIATES AND ALL OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FREE AND HARMLESS FROM AND AGAINST ANY AND ALL COSTS, EXPENSES, CLAIMS, DEMANDS, AND CAUSES OF ACTION OF EVERY KIND AND CHARACTER ARISING OUT OF, INCIDENT TO, OR IN CONNECTION WITH THE ABANDONMENT OF WELLS AND/OR ABANDONMENT OF AND PROPER DISPOSITION OF ANY ASSETS ON OR AFTER THE CLOSING DATE, LIMITED TO THE INTERESTS CONVEYED AT CLOSING, INCLUDING, WITHOUT LIMITATION, THE LEASES, PLATFORMS, STRUCTURES, PIPELINES, MATERIALS, LAND, WELLS, CASING, EQUIPMENT, AND OTHER PERSONAL PROPERTY, PLUGGING REQUIREMENTS OR EXCEPTIONS THERETO, INCLUDING BONDING REQUIREMENTS, REGARDLESS OF WHETHER THE LIABILITY THEREFOR IS BASED IN WHOLE OR IN PART UPON SOME ALLEGED ACT, NEGLIGENCE OR OMISSION OF ASSIGNOR, OR OF THE ASSIGNEE, OR OF SOME OTHER PARTY.

       Section 8.2 – Environmental Indemnification.

        ASSIGNOR HEREBY AGREES TO RELEASE, PROTECT, INDEMNIFY AND DEFEND ASSIGNEE, ITS PARENT CORPORATION, SUBSIDIARIES AND AFFILIATES AND ALL OF THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS HARMLESS FROM AND AGAINST ALL CLAIMS, DAMAGES, COSTS, DEMANDS, CAUSES OF ACTION, FINES, PENALTIES, AND LOSSES (“CLAIMS”) (INCLUDING REASONABLE ATTORNEY’S FEES), LIMITED TO THE INTERESTS CONVEYED AT CLOSING, BROUGHT BY ANY PERSONS, INCLUDING, WITHOUT LIMITATION, ASSIGNEE’S AND ASSIGNOR’S, AND EITHER’S AFFILIATES’, EMPLOYEES, AGENTS, OR REPRESENTATIVES AND ANY PRIVATE CITIZENS, PERSONS, ORGANIZATIONS, AND ANY AGENCY, BRANCH OR REPRESENTATIVE OF FEDERAL, STATE OR LOCAL GOVERNMENT, ON ACCOUNT OF ANY PERSONAL INJURY OR DEATH OR DAMAGE, DESTRUCTION, OR LOSS OF

PROPERTY, CONTAMINATION OF NATURAL RESOURCES (INCLUDING WITHOUT LIMITATION, SOIL, AIR, SURFACE WATER OR GROUND WATER) RESULTING FROM OR ARISING OUT OF ANY LIABILITY OR OBLIGATION, ON OR BEFORE THE CLOSING DATE, CAUSED BY OR CONNECTED WITH ENVIRONMENTAL CONDITIONS, WHETHER OR NOT ATTRIBUTABLE TO ASSIGNOR’S ACTIVITIES OR THE ACTIVITIES OF ASSIGNOR’S OFFICERS, EMPLOYEES, OR AGENTS OR TO THE ACTIVITIES OF THIRD PARTIES, AND REGARDLESS OF WHETHER OR NOT ASSIGNOR WAS OR IS AWARE OF SUCH ACTIVITIES AND REGARDLESS OF WHETHER THE MATERIAL OR SUBSTANCE NOW EXISTS OR IS PRESENT ON THE ASSETS, OR HAS BEEN RELEASED, DISCHARGED, OR DISPOSED FROM THE ASSETS PRIOR TO ASSIGNMENT TO ASSIGNEE. THIS INDEMNIFICATION SHALL APPLY TO LIABILITY FOR VOLUNTARY ENVIRONMENTAL RESPONSE ACTIONS UNDERTAKEN PURSUANT EITHER TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT (“CERCLA”), AS SUCH MAY BE AMENDED FROM TIME TO TIME, OR TO ANY OTHER FEDERAL, STATE OR LOCAL LAW OR REGULATION.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS OF CPR

        The Assignor hereby represents, warrants and covenants to the Assignee, which representations, warranties and covenants shall survive the Closing, as follows:

        A.        Power and Authority. The Assignor has full power and authority to enter into, execute and perform this AGREEMENT; to make any representation, warranty, covenant or agreement contained herein; to perform every act and execute and deliver any and all documents, instruments or agreements necessary or appropriate to consummate the transactions contemplated by this AGREEMENT. All actions on the part of the Assignor necessary to consummate the transactions contemplated by this AGREEMENT have been duly taken as required by applicable law, the governing documents of the Assignor and any applicable agreements. This AGREEMENT has been, and other agreements, documents and instruments required to be executed and delivered by the Assignor in accordance with the provisions hereof, have been or will be duly executed and delivered by the Assignor and constitute (or will at Closing constitute) the legal, valid and binding obligations of the Assignor, enforceable against the Assignor in accordance with their terms.

        B.        Organization. The Assignor represents to the Assignee that the Assignor is a duly organized and validly existing limited liability company under the laws of the State of Colorado, in good standing in all applicable jurisdictions, with full power and authority to enter into this AGREEMENT and carry out the terms, conditions and provisions hereof.

        C.        Ownership of Property. The Assignor has and can convey, at the Closing, good, merchantable and marketable title to the Assets, free and clear of all Liens, unless otherwise provided for herein and authorized hereby; and the Assignor is duly authorized to sell, transfer and assign all of the same to the Assignee.

        D.        Litigation. There is no litigation, proceeding or governmental investigation pending or threatened in any court, arbitration board, administrative agency or tribunal against or relating to the Assignor that would prevent or impede the consummation of this AGREEMENT by the Assignor. The Assignor does not know of and has no reasonable ground to know of any basis for any such litigation, proceeding or investigation, and the execution and performance of this AGREEMENT by it will not result in a default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any applicable court or administrative agency.

        E.        Consents and Filings. There is no requirement applicable to the Assignor to obtain any consent, approval or authorization of, or to make or effect any declaration, filing or registration with, any governmental authority for the valid execution and delivery by the Assignor of this AGREEMENT, the due performance by the Assignor of its obligations hereunder or the lawful consummation of the transactions contemplated hereby.

        F.        Liabilities. Unless otherwise authorized hereby, all liabilities, trade creditors’ bills, suppliers’ bills, advertising fees, vendors’ charges and license fees have been paid or provided for, or otherwise disclosed in writing to the Assignee, and there is no threat by any person, including any governmental body, to impose a lien upon the Assets, or any portion thereof for any purpose.

        G.        Insurance. The Assignor has had in effect and will keep in full force and effect prior to the Closing Date of this AGREEMENT adequate insurance policies and bonds covering the Assets issued by financially responsible insurers at no less than existing levels of coverage.

        H.        Liens and Encumbrances. On and as of the Closing Date, there will be no liens, encumbrances, mortgages, deeds of trust or security interests in and to, or affecting title to the Assets, and no person will have a right to claim a lien upon the same.

        I.        Leases, Contracts and Other Agreements. The Assignor has incurred no liability, made no contract or agreement, nor entered into any written or oral arrangements whatsoever which would impose or result in any obligations upon the Assignee as a result of or at the Closing of this AGREEMENT, except for the Contracts which will be specifically assumed and performed by the Assignee pursuant to this AGREEMENT on, as of and after the Closing Date. The Assignor has not entered into any agreement or agreements, either written or oral, under which it is or could be obligated to sell or transfer all or any portion of the Assets or rights under this AGREEMENT, and agrees not to enter into or negotiate any such agreement or agreements. Assignor has paid its share of all costs payable by it under the Stone FOA, the True FOA and any other contracts affecting the Assets, except those being contested in good faith. Assignor is not in default under the Stone FOA, the True FOA or any other contract affecting the Assets except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect. EXHIBIT “F” sets forth all of the contracts, agreements, and commitments to which any of the Assets will be bound as of the Closing, including: (i) any agreement with any Affiliate; (ii) any agreement or contract for the sale, exchange, or other disposition of hydrocarbons produced from or attributable to Assignor’s interest in the Assets that is not cancelable without penalty or other material payment on not more than 30 days prior written notice; (iii) any agreement of or binding upon Assignor to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the date hereof, other than conventional rights of reassignment arising in connection with Assignor’s surrender or release of any of the Assets; and (iv) any tax partnership agreement of or binding upon Assignor affecting any of the Assets.

        J.        Taxes. All ad-valorem and other personal property taxes for 2003 and prior years assessed against the Assets, and all state and federal taxes assessed against the Assignor’s employees’ wages have been paid or provided for, or the Assignor will make sure the same will be paid and provided for as of the Closing Date of this AGREEMENT; and no legal, governmental or administrative action is pending or threatened with regard to any such taxes or assessments.

        K.        Absence of Violation or Conflict. The execution, delivery and performance of the transactions contemplated by this AGREEMENT by the Assignor do not and will not violate, conflict with or result in the breach of any term, condition or provision of or require the consent of any other person under: (i) any law, ordinance or governmental rule or regulation known to the Assignor and to which the Assignor or the Assets is subject; (ii) the governing documents of or any securities issued by the Assignor; or (iii) any mortgage, indenture or other instrument to which the Assignor is a party or by which any of the Assets may be bound or effected. No authorization, approval or consent of and no registration or filing with any governmental or regulatory body or any other third party is required in connection with the execution, delivery and performance of this AGREEMENT by the Assignor.

L. Conforming Use. The Assignor has used the Assets for the purposes for which such property was intended, and has abided by, conformed to and caused others to abide by and conform to all laws, ordinances, orders, rules, regulations and statutes of national, state, municipal or county governmental authorities that are now existing or may hereinafter be enacted and that are controlling or in manner affecting the use and operation by the Assignor of Assets.

        M.        Payments for Production All rentals, royalties, excess royalty, overriding royalty interests, production payments, and other payments due and/or payable by Assignor to mineral and royalty holders and other interest owners, if any, on or prior to the Closing Date with respect to the Assets and the hydrocarbons produced therefrom or attributable thereto, have been or will be properly and timely paid in the ordinary course of business, and Assignor is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

N. Title. At the Closing and as of the Effective Date, the Assignee will be vested absolutely with ownership of and good and merchantable title to the Assets.

        O.        Accuracy and Completeness of Information. No written statement, representation, warranty or other information provided or furnished by or on behalf of the Assignor to the Assignee in this AGREEMENT or otherwise in connection with this transaction contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

        P.        Governmental Authorizations. Assignor has obtained and is maintaining all Governmental Authorizations that are presently necessary or required for the ownership and operation of the Assets as currently owned and operated (including, but not limited to, those required under Environmental Laws), the loss of which would, individually or in the aggregate, have a Material Adverse Effect. Assignor has operated the Assets in accordance with the conditions and provisions of such Governmental Authorizations and no notices of violation have been received by Assignor, and no proceedings are pending or, to Assignor’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by Assignor.

        Q.        Equipment. The Wells and equipment therein currently in use or necessary for the current production or operation of the Assets is in good working order, ordinary wear and tear excepted, and has been constructed in accordance with standard oilfield operating practices. All Wells and equipment are located on the Assets and Assignor owns such Wells and equipment. Subject to the foregoing, Assignee’s acquisition of Assignor’s interest in and to the Wells and equipment is on a “WHERE IS, AS IS BASIS” and ASSIGNORMAKES NO WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE PHYSICAL CONDITION OF THE ASSETS OR EQUIPMENT LOCATED THEREON, QUALITY, VALUE, FITNESS FOR PURPOSE, MERCHANTABILITY OR OTHERWISE.

        R.        Consents and Preferential Purchase Rights. None of the Assets, or any portion thereof, is subject to any preferential rights to purchase or restrictions on assignment or required third-party consents to assignment, which may be applicable to the transactions contemplated by this AGREEMENT, except for (i) governmental consents and approvals of assignments that are customarily obtained after Closing, (ii) preferential rights, consents and restrictions contained in easements, rights-of-way or equipment leases and (iii) preferential rights, consents and restrictions contained in any contracts (including the Stone FOA and the True FOA) affecting the Assets.

        S.        Continuation of Representations. The representations, warranties and covenants of the Assignor shall be in full force and effect as of the Closing Date, and shall, except as otherwise provided herein, survive the Closing only for a period of three (3) years from and after the Closing Date, unless written notice of a claim is given to the Assignor within such three year period, in which event, the claims identified within such notice shall survive without time limitation (but subject to any statutes of limitation applicable thereto under governing law).

        T.        Indemnification. The Assignor agrees to and shall indemnify and hold the Assignee harmless from any loss, liability or expense, including attorneys’ fees, arising out of the breach of any representation, covenant or warranty made by it hereunder.

ARTICLE X

“REPRESENTATIONS, WARRANTIES AND COVENANTS OF WRI”

        The Assignee hereby represents, warrants and covenants to the Assignor, which representations, warranties and covenants shall survive the Closing, as follows:

        A.        Power and Authority. The Assignee has full power and authority to enter into, execute and perform this AGREEMENT; to make any representation, warranty, covenant or agreement contained herein; to perform every act and execute and deliver any and all documents, instruments or agreements necessary or appropriate to consummate the transactions contemplated by this AGREEMENT. All actions on the part of the Assignee necessary to consummate the transactions contemplated by this AGREEMENT have been duly taken as required by applicable law, the governing documents of the Assignee and any applicable agreements. This AGREEMENT has been, and other agreements, documents and instruments required to be executed and delivered by the Assignee in accordance with the provisions hereof, have been or will be duly executed and delivered by the Assignee and constitute (or will at Closing constitute) the legal, valid and binding obligations of the Assignee, enforceable against the Assignee in accordance with their terms.

        B.        Organization. The Assignee represents to the Assignor that the Assignee is a duly organized and validly existing corporation under the laws of the State of Delaware, in good standing in all applicable jurisdictions, with full power and authority to enter into this AGREEMENT and carry out the terms, conditions and provisions hereof.

        C.        Litigation. There is no litigation, proceeding or governmental investigation pending or threatened in any court, arbitration board, administrative agency or tribunal against or relating to the Assignee that would prevent or impede the consummation of this AGREEMENT by the Assignee. The Assignee does not know of and has no reasonable ground to know of any basis for any such litigation, proceeding or investigation and the execution and performance of this AGREEMENT by it will not result in the default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any applicable court or administrative agency.

        E.        Continuation of Representations. The representations, warranties and covenants of the Assignee shall be in full force and effect as of the Effective Date, and shall, except as otherwise provided herein, survive the Closing hereof only for a period of three (3) years from and after the Closing Date, unless written notice of a claim is given to the Assignee within such three year period, in which event, the claims identified within such notice shall survive without time limitation (but subject to any statutes of limitation applicable thereto under governing law).

        F.        Indemnification. The Assignee agrees to and shall indemnify and hold the Assignor harmless from any loss, liability or expense, including attorneys’ fees, arising out of the breach of any representation, covenant or warranty made by it hereunder.

ARTICLE XI

“CONDITIONS PRECEDENT TO THE OBLIGATIONS OF WRI”

        All obligations of the Assignee under this AGREEMENT are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by the Assignee:

    A.        Accuracy of Covenants. Each and every covenant, representation and warranty of the Assignor under this AGREEMENT shall be true and accurate as of the date when made, shall be deemed to be made again at and as of the time of the Closing, and shall then be true and accurate in all respects on and as of the Effective Date.

    B.        Performance of Covenants. The Assignor has performed and complied with, in all respects, each and every covenant, agreement and condition required by this AGREEMENT to be performed or complied with prior to or at the Closing and will continue to perform and comply with the same thereafter.

C. Power and Authority. The Assignor has full power and authority to enter into this AGREEMENT and to carry out the transactions contemplated hereby.

    D.        Binding Effect. This AGREEMENT is legally binding upon the Assignor and is enforceable in accordance with its terms, subject only to the usual exceptions thereto relating to bankruptcy and equitable principles.

    E.        Statutory Requirements. All applicable and necessary statutory and other legal requirements for the valid consummation of the transactions contemplated by this AGREEMENT (including, but not limited to, compliance with any laws protecting creditors of the Assignor) shall have been fulfilled, and any and all necessary third party and regulatory approvals, licenses and permits shall have been obtained.

    F.        Litigation. There shall not be any actual or threatened litigation to restrain or invalidate the transactions contemplated by this AGREEMENT. No proceedings shall have been instituted or been threatened against the Assignor for the protection of creditors or otherwise for the relief of the Assignor.

ARTICLE XII

“CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CPR”

        All obligations of the Assignor under this AGREEMENT are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by the Assignor:

    A.        Accuracy of Covenants. Each and every covenant, representation and warranty of the Assignee under this AGREEMENT shall be true and accurate as of the date when made, shall be deemed to be made again at and as of the time of the Closing, and shall then be true and accurate in all respects and shall survive the Closing.

    B.        Performance of Covenants. The Assignee has performed and complied with, in all respects, each and every covenant, agreement and condition required by this AGREEMENT to be performed or complied with prior to or at the Closing and will continue to perform and comply with the same thereafter.

C. Power and Authority. The Assignee has full power and authority to enter into this AGREEMENT and to carry out the transactions contemplated hereby.

    D.        Binding Effect. This AGREEMENT is legally binding upon the Assignee and is enforceable in accordance with its terms, subject only to the usual exceptions thereto relating to bankruptcy and equitable principles.

    E.        Statutory Requirements. All statutory and other legal requirements for the valid consummation of the transactions contemplated by this AGREEMENT (including, but not limited to, compliance with any laws protecting creditors of the Assignee) shall have been fulfilled, and any and all necessary third party and regulatory approvals, licenses and permits shall have been obtained.

    F.        Litigation. There shall not be any actual or threatened litigation to restrain or invalidate the transactions contemplated by this AGREEMENT. No proceedings shall have been instituted or been threatened against the Assignee for the protection of creditors or otherwise for the relief of the Assignee.

ARTICLE XIII

“USE AND OPERATION OF THE ASSETS BETWEENTHE
EFFECTIVE DATE AND CLOSING”

        The Assignor represents to the Assignee that, as of the Effective Date and prior to the Closing, the Assets have been used and operated by the Assignor and will be used and operated as follows:

    A.        Property. The Assignor will use commercially reasonable efforts to use and operate the Assets in the ordinary course of business and cause the Assets to be kept and maintained in their current operating condition and repair, with the exception of reasonable wear, tear and obsolescence.

    B.        Governmental Reports. The Assignor will use its best efforts to duly and timely file all reports required to be filed with any and all governmental authorities, and has and will duly observe and conform to all laws, rules, regulations, ordinances, codes, orders, licenses and permits relating to or affecting in any material way the Assets.

    C.        Liens/Security Interests. Unless otherwise authorized hereby or provided for herein, the Assignor shall not enter into, create, assume or allow to exist any new security agreement, lien, encumbrance, mortgage, deed of trust, pledge, conditional sale or other title retention agreement, easement, covenant, restriction or other burden upon the Assets.

D. Sales/Transfers. The Assignor will not sell, lease, abandon, assign, transfer, license or otherwise dispose of all or any portion of the Assets.

    E.        Contracts/Agreements. The Assignor will not enter, assume, amend, change or modify any Contract or other agreement, arrangement, commitment, instrument or obligation materially relating to or affecting in any way the Assets or the Assignor’s ownership thereof.

    F.        Defaults. The Assignor will use its best efforts to not be in default under or become in breach of any term or provision of, or suffer or permit to exist any condition or event which, after notice or lapse of time or both, would constitute a breach of or default under any of the Assignor’s agreements which would give any other party thereto the right terminate the same, claim damages thereunder or impose a lien upon all or any portion of the Assets.

    G.        Accounting Matters.Assignee and Assignor acknowledge and agree that, notwithstanding the Effective Date of this transaction: (i)Assignor shall continue to possess, operate, maintain and utilize the Assets between the Effective Date and the Closing Date, but shall do so in strict accordance with this AGREEMENT; and (ii)Assignor, as compensation for its management of the Assets during such period, shall be entitled to receive all revenues, if any, generated by or derived from the ownership or operation of the Assets during the period between the Effective Date and the Closing Date, but shall be solely responsible for any and all obligations or liabilities arising from or in connection with the ownership or operation of the Assets during the period between the Effective Date and Closing Date.

ARTICLE XIV

“CLOSING”

        Section 14.1 — Date and Place of Closing. The Closing shall, unless otherwise agreed to in writing by the Parties, take place on or before July 3, 2003, or such other date as the Parties hereto may mutually agree upon (the “Closing Date”) at the offices of WRI in Casper, Wyoming.

        Section 14.2 — Closing Obligations. At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

    A.        Assignor shall execute, acknowledge and deliver conveyance documents substantially in the form set forth in EXHIBIT “E” attached hereto, and such other instruments of transfer and assignment necessary to convey to Assignee the Assets in the manner contemplated by this AGREEMENT.

B. WRI shall wire transfer the Purchase Price (as may be adjusted pursuant to the provisions of this AGREEMENT), pursuant to CPR’s instructions.

C. The Assignor shall deliver to Assignee possession of the Assets conveyed hereunder as provided for in this AGREEMENT and Assignee shall take possession of such Assets as of the Closing Date.

    D.        Assignor agrees to and shall resign as the operator of any and all oil and gas leases covering the Assets, including wells located thereon. Assignee will become the operator of the Assets, as well as any unit agreements covering all or any portion of the same.

    E.        Assignor and Assignee shall execute, acknowledge, and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payments of proceeds attributable to production from the interest in the Assets conveyed hereunder to Assignee.

    F.         Not later than three (3) Business Days prior to Closing Date, CPR shall prepare and deliver to WRI, based upon the best information available to CPR, a preliminary settlement statement estimating the Purchase Price after calculating and applying the adjustments provided for herein. Assignor and Assignee shall execute such preliminary settlement statement, and the Adjusted Purchase Price delivered in accordance therewith shall constitute the dollar amount to be paid by Assignee to Assignor at Closing (the “ClosingPayment”).

G. Assignor shall execute and deliver to Assignee an affidavit of non-foreign status.

    H.        Assignor shall, at or as promptly as reasonably possible after Closing, provide Assignee with copies, or originals of relevant oil and gas leases, contracts, amendments, opinions, non-compliance notices and correspondence that are found in Assignor’s files, and the operational, engineering, geological, environmental and marketing files pertaining to the Assets. Assignor shall have no obligation to furnish Assignee any data or information which is proprietary to third parties or which Assignor cannot provide Assignee because of third-party restrictions on Assignor or which does not directly pertain to the Assets. All information and data shall be furnished as a matter of convenience only to Assignee and Assignee’s reliance on same shall be at Assignee’s sole risk.

    I.         At or as promptly as reasonably possible after the Closing, Assignor shall provide to Assignee a listing showing all proceeds from production attributable to the Assets that are held in suspense and shall transfer to Assignee all such suspended proceeds. Thereafter, Assignee shall be responsible for such suspended proceeds.

        Section 14.3 — Further Assurances. After Closing, Assignor and Assignee shall execute, acknowledge and deliver all such further conveyances, transfer orders, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Assignee and its successors and assigns all of the Assets and to assure fully to Assignor and its successors and assigns the assumption of liabilities and obligations of Assignor by Assignee. Assignee agrees that it will comply with any and all applicable rules and regulations of any governmental authority having jurisdiction over the Assets including any such rules and regulations requiring Assignee to obtain supplemental bonding, letters of credit or other financial security relating to Assignee’s undivided ownership of the Assets, whether as operator or non-operator of said Assets, and Assignee agrees that it shall indemnify and hold Assignor harmless from any liability resulting from Assignee’s failure to so comply with any such rule or regulation.

        Section 14.4 – Recording. Assignee shall, at its own cost, immediately record the conveyance documents in the appropriate office of the state in which the lands covered by the conveyance are located, as well as the BLM, and shall immediately file for and obtain the approval of any federal or state government agencies to the assignment of the Assets. Assignee shall supply Assignor with a true and accurate photocopy of the recorded and filed assignment within a reasonable period of time after its recording and filing.

        Section 14.5 — Preservation of Books and Records. For a period of five (5) years after the Closing Date, the party in possession of the originals will retain the original books, records and files pertaining to this transaction, and will make such books, records and files available to the other party upon reasonable notice at the headquarters of the party in possession, at reasonable times and during regular office hours.

ARTICLE XV

“TERMINATION OF AGREEMENT”

        This AGREEMENT may be terminated at any time on or prior to the Closing Date: (i) by a Party if, at the Closing Date, a Condition to Closing has not been met or waived pursuant to the terms hereof ; however, a Party may not terminate under this ARTICLE unless the terminating party has met all Conditions to Closing contained herein , or any conditions which have not been met have been waived, and stands ready to Close; or (ii) by mutual agreement. In either event, the refundable earnest money deposit shall be returned to WRI. In addition and in the event Closing does not occur because of an event identified in subsection (i) then the terminating party hereunder shall be entitled to all remedies available at law or in equity, specifically including but not limited to specific performance, and shall be entitled to recover court costs and attorney’s fees in addition to any other relief to which such party may be entitled.

ARTICLE XVI

“GENERAL MATTERS”

        Section 16.1 – Notices. All notices, disclosures or other communications which are required or permitted hereunder shall be in writing and shall be delivered as follows:

CP RESOURCES, LLC Attn: Lynn Peterson, Manager 1625 Broadway, Suite 330 Denver, CO 80202 Phone: (303) 592-8070 Fax: (303) 592-8071

WARREN RESOURCES, INC. Attn: Norman F. Swanton, Chief Executive Officer 489 Fifth Avenue, 32nd Floor New York, New York 10017 Phone: (214) 697-9660 Fax: (214) 697-9466

        Section 16.2 – Survival. All of the representations, warranties, and agreements contained herein of or by the Parties shall survive the delivery of the conveyances, without limitation.

        Section 16.3 – Assignment. Except as otherwise stated herein, this AGREEMENT and the rights and obligations hereunder shall not be assignable by either party without prior written consent of the other Party, which shall not be unreasonably withheld unless the assignment occurs by, merger, reorganization or sale of all of the Party’s assets.

        Section 16.4 — Entirety of AGREEMENT and Amendment. This AGREEMENT, together with all Exhibits that are attached hereto and incorporated herein, constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, representations, and prior agreements and understandings relating to such subject matter. This AGREEMENT may be amended, modified, and supplemented only in writing duly executed by Assignor and Assignee.

        Section 16.5 – Severability. If any term or other provision of this AGREEMENT is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this AGREEMENT shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

        Section 16.6 — Successors and Assigns. This AGREEMENT shall be binding upon and shall inure to the benefit of the Parties, and except as otherwise prohibited, their respective designees, successors and assigns, and nothing contained in this AGREEMENT, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

        Section 16.7 — Governing Law. This AGREEMENT and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Wyoming without regard to principle of conflicts of laws otherwise applicable to such determinations.

        Section 16.8 — Event of Conflict. In the event of any conflict or inconsistency between the provisions of this AGREEMENT and those of the Exhibits, the provisions of this AGREEMENT shall prevail.

        Section 16.9 — Additional Instruments. The Parties agree to execute any and all additional instruments, documents and agreements deemed necessary or advisable to fully effectuate their intent and the purposes of this AGREEMENT.

        Section 16.10 — Time of The Essence. Time shall be of the essence in the performance by the Parties of all the terms, conditions and provisions of this AGREEMENT.

        Section 16.11 — Waivers. One or more waivers of any covenant, term, condition or provision of this AGREEMENT shall not be construed as a waiver of a subsequent breach of the same covenant, term, condition or provision. The consent or approval by any one of the Parties to or of any act by the other Party requiring such consent or approval shall not be deemed to waive or render unnecessary the consent to or approval of any subsequent or similar act.

        Section 16.12 — Pronouns. All pronouns used in this AGREEMENT shall include the masculine, feminine and neuter genders, and shall include the singular and plural, and the context of this AGREEMENT shall be read accordingly, if so required.

        Section 16.13 — Headings/Captions. Any title, caption or heading contained in this AGREEMENT is used for convenience only, shall not be deemed to be a part of the context of this AGREEMENT, and shall not explain, modify or interpret any of the terms, conditions or provisions contained herein.

        Section 16.14 — Amendments. This AGREEMENT shall not be deemed or construed to be modified, amended, superseded, canceled, altered or waived, in whole or in part, except by a written instrument or amendment signed by the Parties.

        Section 16.15 — Counterparts. This AGREEMENT may be executed in multiple counterparts by each Party and each counterpart shall be identical and deemed to be an original for all purposes, and all counterparts together shall constitute one (1) and the same original document. The Assignee is hereby authorized to assemble the separate counterparts into one (1) document.

        Section 16.16 — Binding Effect. The terms, conditions and provisions of this AGREEMENT, and all amendments hereto, if any, shall be binding upon and inure to the benefit of the Parties, and except otherwise prohibited, their respective heirs, successors, administrators, personal representatives, executors and assignees.

        EXECUTED on the date first set forth above and effective as of the Effective Date upon final execution.

CP RESOURCES, LLC, a Colorado Limited Liability Company By: /s/ Lynn A. Peterson LYNN A. PETERSON, Manager Tax ID No. _________________	WARREN RESOURCES, INC., a Delaware Corporation By: /s/ Ellis G. Vickers ELLIS G. VICKERS, Senior Vice President - Land Management & Regulatory Affairs Tax ID No. ___________________